Issuer Free Writing Prospectus dated February 26, 2024

Filed Pursuant to Rule 433

Registration No. 333-277286-01

(Supplementing the Preliminary Prospectus Supplement

dated February 26, 2024 to the Prospectus dated February 22, 2024)

Pacific Gas and Electric Company

PRICING TERM SHEET

$850,000,000 5.550% First Mortgage Bonds due 2029 (the “2029 Mortgage Bonds”)

$1,100,000,000 5.800% First Mortgage Bonds due 2034 (the “2034 Mortgage Bonds”)

$300,000,000 6.750% First Mortgage Bonds due 2053 (the “New 2053 Mortgage Bonds”)

(all together, the “Mortgage Bonds”)

The information in this pricing term sheet relates to Pacific Gas and Electric Company’s offering of the Mortgage Bonds listed above and should be read together with the preliminary prospectus supplement dated February 26, 2024 (the “Preliminary Prospectus Supplement”) relating to such offering and the accompanying prospectus dated February 22, 2024, including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, included in the Registration Statement No. 333-277286-01 (as supplemented by such Preliminary Prospectus Supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Other information (including financial information) presented or incorporated by reference in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Capitalized terms not defined herein are defined as such in the Preliminary Prospectus.

Issuer:	Pacific Gas and Electric Company (the “Company”)

Anticipated Ratings (Moody’s/S&P/Fitch)*:	Baa2 (positive) / BBB (stable) / BBB (stable)

Trade Date:	February 26, 2024

Settlement Date:	February 28, 2024 (T+2)

Proceeds to the Company:	Approximately $2,259,279,500 (not including the amount of accrued interest paid by the purchasers of the New 2053 Mortgage Bonds) (after deducting the underwriting discounts, but before deducting estimated offering expenses payable by the Company).

Use of Proceeds:	The Company expects to use the net proceeds for the repayment of borrowings outstanding under the Utility Revolving Credit Facility.

Joint Book-Running Managers:	Barclays Capital Inc. BMO Capital Markets Corp. BNP Paribas Securities Corp. BofA Securities, Inc. Citigroup Global Markets Inc.

Mizuho Securities USA LLC MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Loop Capital Markets LLC CastleOak Securities, L.P. Cabrera Capital Markets LLC Mischler Financial Group, Inc.

Aggregate Principal Amount Offered:

2029 Mortgage Bonds: $850,000,000

2034 Mortgage Bonds: $1,100,000,000

New 2053 Mortgage Bonds: $300,000,000

The New 2053 Mortgage Bonds will constitute further issuance of the 6.750% First Mortgage Bonds due 2053 (the “Existing 2053 Mortgage Bonds”), of which (i) $750,000,000 aggregate principal amount was issued on January 4, 2023 and (ii) $500,000,000 aggregate principal amount was issued on June 5, 2023. The New 2053 Mortgage Bonds will form a single series with, and have the same terms as the Existing 2053 Mortgage Bonds (other than the issue date, the initial interest accrual date and public offering price). Upon settlement, the New 2053 Mortgage Bonds will have the same CUSIP number and will trade interchangeably with the Existing 2053 Mortgage Bonds. Immediately after giving effect to the issuance of the New 2053 Mortgage Bonds, an aggregate principal amount of $1,550,000,000 of 6.750% First Mortgage Bonds due 2053 will be outstanding.

Issue Price:

2029 Mortgage Bonds: 99.933%, plus accrued interest, if any, from February 28, 2024

2034 Mortgage Bonds: 99.876%, plus accrued interest, if any, from February 28, 2024

New 2053 Mortgage Bonds: 108.696%, plus accrued interest of $2,418,750 from January 15, 2024

Maturity Date:	2029 Mortgage Bonds: May 15, 2029 2034 Mortgage Bonds: May 15, 2034 New 2053 Mortgage Bonds: January 15, 2053

Interest:	2029 Mortgage Bonds: 5.550% per annum 2034 Mortgage Bonds: 5.800% per annum New 2053 Mortgage Bonds: 6.750% per annum

Interest Payment Dates:

2029 Mortgage Bonds: Payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2024

2034 Mortgage Bonds: Payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2024

New 2053 Mortgage Bonds: Payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2024

Regular Record Dates:	With respect to the 2029 Mortgage Bonds, the close of business on (i) the business day immediately preceding such interest payment date so long as all of the 2029 Mortgage Bonds remain in book-entry only form or (ii) the May 1 and November 1 immediately preceding such interest payment date (whether or not such record date is a business day) if any of the 2029 Mortgage Bonds do not remain in book-entry only form.

With respect to the 2034 Mortgage Bonds, the close of business on (i) the business day immediately preceding such interest payment date so long as all of the 2034 Mortgage Bonds remain in book-entry only form or (ii) the May 1 and November 1 immediately preceding such interest payment date (whether or not such record date is a business day) if any of the 2034 Mortgage Bonds do not remain in book-entry only form.

With respect to the New 2053 Mortgage Bonds, January 1 and July 1, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

Benchmark Treasury:	2029 Mortgage Bonds: 4.000% due January 31, 2029 2034 Mortgage Bonds: 4.000% due February 15, 2034 New 2053 Mortgage Bonds: 4.750% due November 15, 2053

Benchmark Treasury Price:	2029 Mortgage Bonds: 98-20 1/4 2034 Mortgage Bonds: 97-23 New 2053 Mortgage Bonds: 105-24

Benchmark Treasury Yield:	2029 Mortgage Bonds: 4.310% 2034 Mortgage Bonds: 4.283% New 2053 Mortgage Bonds: 4.401%

Spread to Benchmark Treasury:	2029 Mortgage Bonds: +125 basis points 2034 Mortgage Bonds: +153 basis points New 2053 Mortgage Bonds: +170 basis points

Re-Offer Yield:	2029 Mortgage Bonds: 5.560% 2034 Mortgage Bonds: 5.813% New 2053 Mortgage Bonds: 6.101%

Optional Redemption:

Prior to (i) in the case of the 2029 Mortgage Bonds, April 15, 2029 (one month prior to the maturity date of the 2029 Mortgage Bonds), (ii) in the case of the 2034 Mortgage Bonds, February 15, 2034 (three months prior to the maturity date of the 2034 Mortgage Bonds) and (iii) in the case of the New 2053 Mortgage Bonds, July 15, 2052 (six months prior to the maturity date of the New 2053 Mortgage Bonds) (the applicable date with respect to the 2029 Mortgage Bonds, the 2034 Mortgage Bonds and the New 2053 Mortgage Bonds, each a “Par Call Date”), the Company may redeem the 2029 Mortgage Bonds, the 2034 Mortgage Bonds and/or the New 2053 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Mortgage Bonds matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points in the case of the 2029 Mortgage Bonds, 25 basis points in the case of the 2034 Mortgage Bonds and 45 basis points in the case of the New 2053 Mortgage Bonds, each less (b) interest accrued to the date of redemption; and

(2) 100% of the principal amount of the Mortgage Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date, the Company may redeem the Mortgage Bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	2029 Mortgage Bonds: 694308 KQ9 / US694308KQ98 2034 Mortgage Bonds: 694308 KR7 / US694308KR71 New 2053 Mortgage Bonds: 694308 KH9 / US694308KH99

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting each of: Barclays Capital Inc. at 1-888-603-5847, BMO Capital Markets Corp. at 1-800-414-3627, BNP Paribas Securities Corp. at 1-800-854-5674 or BofA Securities, Inc. at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.